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                                                                    EXHIBIT (20)
                           INOTEK TECHNOLOGIES CORP.
                      REPORT FURNISHED TO SECURITY HOLDERS





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TO OUR SHAREHOLDERS:

INOTEK Technologies Corp. reported earnings of $34,957 or $.01 per share on revenues of $5,953,665 for its first quarter ended August 31, 1995 compared with a loss of $47,126 or $.01 per share on revenues of $6,495,858 for the first quarter of the previous year.

Our profitability, in spite of 8% lower revenues, was due to reduced operating expenses as well as much lower interest expense.

INOTEX also announced that it renewed its agreement with Texas Commerce Bank for a one-year revolving credit facility of up to $3 million. The credit line provides for borrowings based on the value of the Company's receivables, at either the bank's prime rate or a LIBOR-based rate and is secured by receivables and inventory. As of August 31, 1995, we had drawn only $300,000 of the $3 million line.

We have received a good response (an increase in the average number of daily orders) to our new catalog and "INOFAX" fax on demand system. We plan to further increase our marketing efforts with targeted product mailers and a newsletter to our customers.

Thank you for your continued support.


/s/ NEAL A. YOUNG                                        /s/ DAVID L. WHITE
Neal E. Young                                            David L. White
Chairman                                                 Chief Executive Officer

                                                                October 12, 1995


INOTEK TECHNOLOGIES CORP.
STATEMENTS OF OPERATIONS (UNAUDITED)

                                                            THREE MONTHS ENDED
                                                                AUGUST 31
                                                          1995             1994
--------------------------------------------------------------------------------------
NET SALES                                              $ 5,953,665     $ 6,495,858
COST AND EXPENSES:
  COST OF SALES                                          4,271,571       4,760,310
  SALES AND MARKETING                                      882,805       1,301,257
  GENERAL AND ADMINISTRATIVE                               702,222         608,034
--------------------------------------------------------------------------------------
    TOTAL COST AND EXPENSES                              5,856,598       6,669,601
--------------------------------------------------------------------------------------
OPERATING INCOME (LOSS)                                     97,067        (173,743)
INTEREST EXPENSE                                           (18,550)        (26,700)
--------------------------------------------------------------------------------------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE
 INCOME TAXES                                               78,517        (200,443)
INCOME TAXES                                                43,560         (68,959)
--------------------------------------------------------------------------------------
EARNINGS (LOSS) FROM CONTINUING OPERATIONS                  34,957        (131,484)
DISCONTINUED OPERATION                                          -           84,358
--------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                    $    34,957     $   (47,126)
======================================================================================
PER SHARE:
  EARNINGS (LOSS) FROM CONTINUING OPERATIONS           $       .01     $      (.03)
  DISCONTINUED OPERATION                                        -              .02
--------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                    $       .01     $      (.01)
======================================================================================

                           INOTEK TECHNOLOGIES CORP.
                                 BALANCE SHEETS

                                                   AUGUST 31        MAY 31
                                                     1995            1995
-----------------------------------------------------------------------------------
                                                  (UNAUDITED)
                     ASSETS
CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                    $  208,781        $  576,799
  TRADE RECEIVABLES, (NET OF
    ALLOWANCE FOR DOUBTFUL
    ACCOUNTS OF $51,943 AND
    $25,770)                                    2,587,718         2,664,396
  INVENTORIES                                   2,206,054         2,284,406
  DEFERRED TAX ASSET                               52,257            52,000
  PREPAID EXPENSES & OTHER ASSETS                 198,069           115,393
-----------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                            5,252,879         5,692,994

PROPERTY AND EQUIPMENT, NET                       439,335           449,975
GOODWILL, NET                                   2,238,873         2,255,350
OTHER ASSETS                                       47,516            43,990
DEFERRED TAX ASSET                                168,458           160,000
-----------------------------------------------------------------------------------
TOTAL ASSETS                                   $8,147,061        $8,602,309
===================================================================================

             LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  ACCOUNTS PAYABLE                             $1,370,700        $1,874,760
  ACCRUED EXPENSES                                662,658           727,601
  INCOME TAXES PAYABLE                             45,623             5,215
  CURRENT PORTION OF NOTICES PAYABLE              322,883           222,298
-----------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                       2,401,864         2,829,874

NOTES PAYABLE                                                         5,945

REDEEMABLE COMMON SHARES,
  $.01 PAR VALUE, 103,109 SHARES
  AT AUGUST 31, 1995 AND 121,109
  SHARES AT MAY 31, 1995                          325,026           381,276

SHAREHOLDERS' EQUITY:
  COMMON SHARES, $.01 PAR VALUE;
    AUTHORIZED SHARES - 10,000,000
    ISSUED SHARES - 4,457,197 AT
    AUGUST 31 AND MAY 31                           43,541            43,541
ADDITIONAL PAID-IN CAPITAL                      3,299,546         3,299,546
RETAINED EARNINGS                               2,077,084         2,042,127
-----------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                      5,420,171         5,385,214
-----------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY                         $8,147,061        $8,602,309
===================================================================================